Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ITEC ENVIRONMENTAL GROUP, INC.,

ITEC ACQUISITIONS, INC.

AND

ROSE WASTE SYSTEMS, INC.

MAY 26, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is entered into as of May 26, 2005 (the “Execution Date”), by and among Itec Environmental Group, Inc., a Delaware corporation ("ITEC"), Itec Acquisitions, Inc., a Delaware corporation wholly owned by Itec ("MERGER SUB") and Rose Waste Systems, Inc., a California corporation ("ROSE WASTE").

WHEREAS, the Boards of Directors of Itec, Merger Sub and Rose Waste each have determined that the acquisition of Rose Waste by Itec is in the best interests of their respective companies and stockholders, have approved the Merger and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, (a) Itec has organized Merger Sub as a new Delaware corporation and a wholly owned subsidiary of Itec; (b) Merger Sub will merge with and into Rose Waste in a reverse triangular merger (the "MERGER"); and (c) Rose Waste will be the surviving corporation (the "SURVIVING CORPORATION") of the Merger. Upon the effectiveness of the Merger, all the outstanding capital stock of Rose Waste will be converted into capital stock of Itec. Each of these events will be subject to and carried out pursuant to the terms and conditions of this Agreement and a Certificate of Merger (the "CERTIFICATE OF MERGER") and the applicable provisions of the laws of the States of Delaware and California; and

WHEREAS, the Merger is intended to be treated as: (a) a purchase for accounting purposes and (b) a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), by virtue of the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby the parties to this Agreement agree as follows:

1.  CERTAIN DEFINITIONS OF GENERAL TERMS

1.1  "ACQUISITION PROPOSAL" with respect to an Entity means any proposal or offer concerning the possible disposition of all or any substantial portion of Rose Waste's business, assets or capital stock by merger, consolidation, sale of assets or any other means or any other transaction that would involve a change in control of Rose Waste.

1.2  "BEST EFFORTS" shall mean the commercially reasonable efforts that a prudent business Person desiring to achieve a particular result with respect to its business would use in order to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under this Agreement does not require the Person subject to that obligation to take actions that would result in a Material Adverse Change in the benefits to such Person under this Agreement or the other Merger Agreements.

1.3  "CAUSE" shall have the meaning ascribed to it in Mr. Gitschel’s Employment Agreement to be executed in connection with this Agreement as described in Section 8.10 below (the “Employment Agreement”).

1.4  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

1.5  "CONTRACT" shall mean, with respect to any Person, any written or oral agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, work order, insurance policy, benefit plan, commitment, covenant, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound or affected or under which it or its business, properties or assets receive benefits. See also "ROSE WASTE CONTRACTS".

1.6  "ENCUMBRANCE" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than liens for Taxes not yet due and payable.

1.7  "ENTITY" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

1.8  "GAAP" shall mean U.S. generally accepted accounting principles.

1.9  "INDEMNIFIED PERSON" means any individual or entity that is indemnified pursuant to Article 13 hereof.

1.10  "KNOWLEDGE"

(a)  An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is after due inquiry actually aware of such fact or other matter.

(b)  Rose Waste shall be deemed to have "Knowledge" of a particular fact or matter only if a director or Key Employee has or had Knowledge of such fact or matter.

1.11  "LIABILITY" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

1.12  "MATERIAL ADVERSE CHANGE" and "MATERIAL ADVERSE EFFECT" shall mean one or more changes in, or effects on, the business, financial condition, operations, results of operations, assets or liabilities of Itec or Rose Waste (as the case may be) that, individually or in the aggregate, results in or would reasonably be expected to result in a material adverse effect on, or a material adverse change in, the business, financial condition, operations, results of operations, assets or liabilities of the affected party taken as a whole. A statement in this Agreement that an event or state of affairs "has," "does not have," "would have," or "would not have" (or similar statements) a Material Adverse Change or Material Adverse Effect, shall be deemed to mean that such event or state of affairs both: (a) has (or does not have), does (or does not), will (or will not), or would (or would not), result in, and/or (b) would (or would not) reasonably be expected to result in, the consequences described in the preceding sentence.

1.13  "MERGER AGREEMENTS" shall include: (a) this Agreement; (b) the Certificate of Merger, (c) the Employment Agreement, (d) the Pledge Agreement, (e) the Letter Agreement and (f) all other agreements to which at least one party to this Agreement will be a party and that must be executed pursuant to this Agreement.

1.14  "ORDER" shall mean any:

(a)  order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other governmental body or any arbitrator or arbitration panel; or

(b)  Contract with any governmental body that is entered into in connection with any Proceeding.

1.15  "ORDINARY COURSE OF BUSINESS". An action taken by or on behalf of Itec or Rose Waste (as the case may be) shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

(a)  such action is consistent with such party's past customary business practices and taken in the ordinary course of such party's normal day to day operations;

(b)  such action is not required to be authorized by such party's stockholders, board of directors or any committee of its board of directors and does not require any other separate or special authorization of any nature; and

(c)  such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other entities that are employed in businesses similar to such party's business.

1.16  "PERMITTED ENCUMBRANCE" shall mean any (i) statutory lien for taxes, (ii) encumbrance in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the Business as currently conducted or proposed to be conducted, (iii) statutory or common law lien to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposit or pledge made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable law or other social security, (v) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, and (vi) restrictions on transfer of securities imposed by applicable state and federal laws.

1.17  "PERSON" shall mean any individual, Entity or governmental body.

1.18  "PROCEEDING" shall mean any action, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before any governmental body or any arbitrator or arbitration panel.

1.19  "SEC" shall mean the Securities and Exchange Commission.

1.20  "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

1.21  "ROSE WASTE CONTRACT" shall mean any Contract:

(a)  to which Rose Waste is a party;

(b)  by which Rose Waste or any of its assets is or may become bound or under which Rose Waste has or may become subject to any obligation; or

(c)  under which Rose Waste has or may acquire any right or interest.

1.22  "ROSE WASTE STOCKHOLDER" shall mean a holder of shares of Rose Waste's capital stock, including Rose Waste Common Stock (defined in Section 4.5).

2.  PLAN OF MERGER

2.1  The Merger. Subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Rose Waste pursuant to this Agreement and the Certificate of Merger and in accordance with applicable provisions of the laws of the State of Delaware and California as follows:

(a)  Timing of the Merger.

    (i)  The Closing. Unless this Agreement has first been terminated pursuant to Article 10 hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") will take place at the offices of The Otto Law Group, PLLC, 900 Fourth Avenue, Suite 3140, Seattle, Washington at 11:00 a.m., Pacific Standard Time upon the satisfaction of all the conditions to closing set forth in Sections 8 and 9, or waiver thereof, or at such date, such other place, time and date as Rose Waste and Itec may mutually select, but in any event no later than one hundred and fifty (150) days after the Effective Time (defined in Section (ii) below) (the "CLOSING DATE").

(ii)  Effective Time of the Merger. The Merger shall become effective once a Certificate of Merger has been properly executed and duly filed with the Delaware and California Secretary of State and appropriate evidence of acceptance for filing has been obtained. This filing shall be made on the Execution Date. For the purposes of this Agreement, the term "EFFECTIVE TIME" means the date and time at which such Certificate of Merger is filed or at such later time as is provided in the Certificate of Merger.

(b)  Effects of the Merger. At the Effective Time: (i) Merger Sub will merge with and into Rose Waste, Rose Waste will be the Surviving Corporation and the separate existence of Merger Sub will thereupon cease; (ii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time will convert into one (1) share of common stock of the Surviving Corporation; (iii) the Articles of Incorporation and Bylaws of Rose Waste as of the Effective Time will remain the Articles of Incorporation and Bylaws of the Surviving Corporation; (iv) the directors of Rose Waste immediately prior to the Effective Time will remain the directors of the Surviving Corporation; (v) the officers of Rose Waste immediately prior to the Effective Time will remain the officers of the Surviving Corporation; (vi) each share of Rose Waste Common Stock (defined in Section 4.5) outstanding immediately prior to the Effective Time will be converted as provided in Section 2.2; and (vii) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

2.2  Conversion of Shares.

(a)  Conversion of Shares.

    (i)  Overall Agreement. In connection with the Merger and pursuant to the provisions of this Agreement and the Merger Agreements, Itec will issue to George Gitschel, Rose Waste’s sole shareholder, 4,000,000 fully paid and nonassessable shares of Itec Common Stock (the "TOTAL EXCHANGE SHARES," and each share individually, an "EXCHANGE SHARE") in exchange for all of the capital stock of Rose Waste outstanding immediately prior to the Effective Time. Each share of Rose Waste Common Stock owned by George Gitschel immediately prior to the Effective Time shall be canceled and extinguished without any conversion pursuant to this Section 2.2.

    (ii)  Adjustment for Capital Changes. If, prior to the Closing Date, Itec or Rose Waste recapitalizes through a split-up of its outstanding shares into a greater number, or a combination of its outstanding shares into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares into the same or a different number of shares of other classes (other than through a split-up or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares payable in shares or securities convertible into shares, or otherwise issues shares or any rights to shares of Itec stock, the Total Exchange Shares will be adjusted appropriately so as to maintain the proportionate interests of George Gitschel in Itec Common Stock at the time of such recapitalization (“Total Exchange Shares Adjustment”); provided, however, that there shall be no Total Exchange Shares Adjustment on account of either (i) the Financing, or (ii) the issuance to Brean Murray & Co., Inc. of 5% of the issued and outstanding common stock of Itec in connection with certain investment banking services being provided in connection with the Financing (defined in Section 11.1 below).

    (iii)  Fractional Shares. No fractional shares of Itec Common Stock will be issued in connection with the Merger. However, in lieu thereof, each Rose Waste Stockholder who would otherwise be entitled to receive a fraction of an Exchange Share will receive from Itec one (1) full share.

2.3  Piggyback Registration Rights. If Itec proposes to register any of its securities under the Securities Act (other than pursuant to a Form S-4, Form S-8 or any other successor form of limited purpose), it will give written notice by registered mail at least thirty (30) business days prior to the filing of each such registration statement to the holder of the Total Exchange Shares of its intention to do so. If the holder notifies Itec within twenty (20) business days after receipt of any such notice of its desire to include any of the Total Exchange Shares in such proposed registration statement, Itec shall afford the holder the opportunity to have any such amount of the Total Exchange Shares registered under such registration statement.

2.4  Escrow.

(a)  Escrow Agent. George Gitschel, President of Rose Waste (the "ESCROW AGENT") shall hold, release and perform other tasks related to the Rose Waste Common Stock pursuant to the provisions of this Section 2.4 and the Pledge Agreement, a copy of which is attached hereto as Exhibit A (the “Pledge Agreement”).

(b)  Rose Waste Common Stock. The Escrow Agent, the owner of all the Rose Waste Common Stock, hereby agrees that at the Effective Time he shall act as the Escrow Agent during the term of the Escrow Period in conformity with this Agreement and the Pledge Agreement.

(c)  Escrow Period. At the Effective Time, the Escrow Agent will hold the Rose Waste Common Stock and release the Rose Waste Common Stock to Itec upon expiration of the Escrow Period and in conformity with this Agreement and the other Merger Agreements. For the purposes of this Agreement, the "ESCROW PERIOD" means that time period beginning at the Effective Time and ending on the Closing Date.

2.5  Securities Law Compliance.

(a)  Issuance of Exchange Shares/Private Placement. The parties to this Agreement intend that Itec shall issue the Exchange Shares pursuant to a "private placement" under Regulation D and Section 4(2) of the Securities Act and applicable state securities laws. The Exchange Shares shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for Exchange Shares to be issued in the Merger shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws. Rose Waste shall furnish Itec with all information concerning Rose Waste and Rose Waste Stockholders as may be reasonably requested in connection with any action contemplated by this Section 2.5. Rose Waste shall further assist Itec by carrying out the covenants in Section 6.12.

2.6  Tax and Accounting Aspects of the Merger.

(a)  Tax Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. The value of the Exchange Shares to be received in the Merger is approximately equal, in each instance, to the value of Rose Waste Common Stock to be surrendered in exchange therefor. The Exchange Shares issued in the Merger will be issued solely in exchange for Rose Waste Common Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for Rose Waste Common Stock. The parties shall treat the Merger as a tax-free reorganization described in Section 368(a)(2)(E) of the Code and shall not take any position on any tax returns or for any federal income tax purposes that is inconsistent with such treatment or is inconsistent with this Section 2.6(a). In addition, Itec will, after the Closing continue Rose Waste's historic business or use a significant portion of Rose Waste's business assets in a business. Itec and Merger Sub do not have a present intent following the Merger to cause Rose Waste to issue additional shares of its stock that would result in Itec losing control of Rose Waste within the meaning of Section 368(c) of the Code. Itec has no current plan or intention to liquidate Rose Waste, to merge Rose Waste with or into another corporation, to sell or otherwise to dispose of the stock of Rose Waste, or to cause Rose Waste to sell or otherwise to dispose of any of the assets of Rose Waste. Itec will not in connection with the Merger redeem its stock furnished in exchange for Rose Waste stock. Prior to the Merger, Itec will be in control of Merger Sub within the meaning of Section 368(c) of the Code. Itec has no plan or intention to reacquire any of its stock issued in the Merger. Itec, Merger Sub, Rose Waste and the stockholders of Rose Waste will pay their respective expenses, if any, incurred in connection with the Merger. None of the compensation received by any stockholder of Rose Waste will be separate consideration for, or allocable to, any of their shares of Rose Waste stock; none of the shares of Itec stock received by any stockholder of Rose Waste will be separate consideration for, or allocable to, any services, and the compensation paid to any stockholder of Rose Waste will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. Merger Sub does not have any liabilities nor are any of its assets subject to any liabilities.

(b)  Accounting. The parties intend that the Merger be treated as a purchase for accounting purposes.

3. ADDITIONAL AGREEMENTS

3.1  Public Announcement.

(a)  Rose Waste shall make no public disclosure regarding the negotiation of the Merger without the prior written consent of Itec. Itec shall make no public disclosure regarding the negotiation of the Merger unless, in the reasonable opinion of Itec's counsel after consultation with Rose Waste's counsel, such disclosure is required by law, in which event Rose Waste shall have a reasonable opportunity to comment on any public disclosure before it is made. Itec and Rose Waste will cooperate to prepare a joint press release after the Execution Date of this Agreement.

(b)  Rose Waste shall take reasonable actions necessary to avoid any trading in Itec equity securities by Rose Waste's directors, officers, employees and agents that would be based on material nonpublic information, that relates to the proposed Merger or that was learned in the due diligence process.

3.2  Confidentiality. Rose Waste and Itec each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations, preparations and due diligence. Accordingly, Itec and Rose Waste each: (a) shall use its respective Best Efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations, preparations and due diligence; and (b) shall not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that: (a) is or becomes part of the public domain other than by fault of the receiving party; (b) is disclosed by the disclosing party to third parties without restrictions on disclosure; (c) is received by the receiving party from a third party without breach of a contractual or fiduciary nondisclosure obligation to the other party; or (d) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party. In addition to this paragraph 3.2, the provisions of the Mutual Nondisclosure Agreement executed by the parties in April 27, 2005 (the "NDA") will apply. To the extent there is a contradiction or ambiguity between this Agreement and the NDA, the terms of this Agreement shall control.

3.3  Purposely Left Blank

3.4  Purposely Left Blank

3.5  New Options. Before the Closing Date, at the request and direction of George Gitschel, Itec shall adopt a new stock option plan acceptable to George Gitschel (the "NEW ITEC OPTION PLAN").

3.6  Fees and Expenses. Each party will be responsible for its own fees and expenses incurred in connection with the Merger. However, Itec will pay (i) the reasonable accounting fees incurred by Rose Waste with respect to the audit of the Rose Waste Financial Statements, and (ii) the reasonable legal fees of Rose Waste in the event this Agreement is rescinded on account of Itec not completing the Financing (defined in Section 11.1 below).

3.7  Integration Matters. Rose Waste and Itec will cooperate in good faith to identify and, to the extent practicable, to resolve matters regarding the orderly integration of their respective operations, including matters relating to acceptable positions with Itec for Key Employees and the retention of other Rose Waste employees who will remain after the Merger.

3.8  Further Assurances. If, at any time before or after the Closing Date, any of the Parties considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in each other title to any property or rights to be vested, perfected or confirmed pursuant to the Merger Agreements, the Parties and their proper officers and directors are authorized and shall use their Best Efforts to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the other and otherwise to carry out the purpose of this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF ROSE WASTE

Except as specifically set forth in the disclosure letter provided by Rose Waste to Itec simultaneously with the signing of this Agreement, dated as of the date of this Agreement and as updated from time to time in writing delivered to Itec any time thereafter up until the Closing Date (the "ROSE WASTE DISCLOSURE SCHEDULE"), the parts of which are numbered to correspond to the section numbers of this Agreement, Rose Waste hereby represents and warrants to Itec and Merger Sub as follows:

4.1  Organization and Good Standing. Rose Waste is a corporation duly organized, validly existing and in good standing under the laws of California and is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified would reasonably be expected to have a Material Adverse Effect. Rose Waste has provided to Itec a true and complete list of each jurisdiction in which Rose Waste has employees or owns or leases property and of each jurisdiction in which Rose Waste is qualified to do business.

4.2  Power, Authorization and Validity.

(a)  Rose Waste has the right, power, legal capacity and authority: (i) to carry on its business as now conducted and as proposed to be conducted; (ii) to own, use and lease its properties in the manner in which its properties are currently owned, used and leased and in the manner in which its properties are proposed to be owned, used and leased; (iii) to perform its obligations under all Rose Waste Contracts; and (iv) subject to stockholder and director approval of this Agreement and the Merger, to enter into and perform its obligations under this Agreement and all other agreements to which Rose Waste is or will be a party that are required to be executed pursuant to this Agreement (collectively with this Agreement, the "ROSE WASTE MERGER AGREEMENTS"). The execution, delivery and performance of Rose Waste Merger Agreements have been duly and validly approved and authorized by Rose Waste's Board of Directors and Rose Waste Stockholders.

(b)  No filing, authorization or approval with any governmental body, is necessary to enable Rose Waste to enter into and perform its obligations under Rose Waste Merger Agreements, except for: (i) the filing of the Certificate of Merger with the Delaware and California Secretaries of State and the filing of appropriate documents with the relevant authorities of other states in which Rose Waste is qualified to do business, if any; (ii) such filings as may be required to comply with federal and state securities laws; (iii) approval by Rose Waste Stockholders of the transactions contemplated hereby; and (iv) consents required under Contracts.

(c)  Rose Waste Merger Agreements are, or when executed by Rose Waste will be, valid and binding obligations of Rose Waste enforceable in accordance with their respective terms, except as to the effect, if any, of: (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the enforceability of provisions requiring indemnification; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware and California Secretaries of State.

4.3  No Violation of Existing Agreements. Neither the execution and delivery of any of Rose Waste Merger Agreements, nor the consummation of the transactions contemplated hereby, will conflict with or (with or without notice and/or lapse of time) result in a termination, breach, impairment or violation of: (a) any provision of Rose Waste Certificate of Incorporation, Rose Waste bylaws or other charter documents, as currently in effect; (b) in any material respect, any material Rose Waste Contract; or (c) any federal, state, local or foreign Order, statute, rule or regulation applicable to Rose Waste or its assets or properties the violation of which would have a Material Adverse Effect. The consummation of the Merger and the transfer to Itec of all of Rose Waste's material rights, licenses, franchises, leases and Rose Waste Contracts will not require the consent of any third party.

4.4  Corporate Documents.

(a)  Rose Waste has made available to Itec for examination complete and accurate copies of all documents and information in the possession of Rose Waste or other Exhibits called for by this Agreement, including, without limitation, the following: (i) Rose Waste Certificate of Incorporation, Rose Waste bylaws or other charter documents, as currently in effect; (ii) Rose Waste's minute book containing all records of all proceedings, consents, actions and meetings of the stockholders, the Board of Directors and any committees of the Board of Directors; (iii) its stock ledger and journal reflecting all stock issuances, transfers and all other stock records; and (iv) all permits, Orders and consents issued by any regulatory agency with respect to Rose Waste, or any securities of Rose Waste, and all applications for such permits, Orders and consents.

(b)  There has not been any material violation of any of the provisions of Rose Waste Certificate of Incorporation or Rose Waste bylaws or of any resolution adopted by Rose Waste Stockholders or Rose Waste Board of Directors, and to Rose Waste's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice and/or lapse of time) constitute or result directly or indirectly in such a violation.

(c)  Rose Waste's books of account, stock records, minute books and other records are accurate, up to date and complete and have been maintained in accordance with internal practices consistently applied. The minute book made available to Itec is Rose Waste's only original minute book. All of Rose Waste's records are in Rose Waste's actual possession and direct control.

4.5  Capitalization.

(a)  Capital Stock. Rose Waste's authorized capital stock consists of: (i) 1,000,000 shares of Common Stock ("ROSE WASTE COMMON STOCK"). As of the date of this Agreement: (i) 1,000,000 shares of Rose Waste Common Stock have been issued and are outstanding. George Gitschel holds all of the Rose Waste Common Stock and is the only shareholder of Rose Waste.

(b)  Options and Warrants. There is no: (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from Rose Waste or, to Rose Waste's Knowledge, from affiliates any shares of the capital stock or other securities of Rose Waste; (ii) outstanding security, instrument or obligation issued by Rose Waste or controlled affiliates that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Rose Waste; (iii) stockholders' rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which Rose Waste is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which Rose Waste is a party relating to the voting or registration of or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Rose Waste Common Stock; or (v) condition or circumstance, to Rose Waste's Knowledge, that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Rose Waste.

(c)  All issued and outstanding shares of Rose Waste Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to any right of rescission, and have been offered, issued, sold and delivered by Rose Waste in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws.

(d)  Rose Waste has not repurchased, redeemed or otherwise reacquired (and, except as contemplated by this Agreement, has not agreed, committed or offered, in writing or otherwise, to reacquire) any shares of capital stock or other securities of Rose Waste. There are no shares of Rose Waste Common Stock held in treasury by Rose Waste.

(e)  There are no shares of Rose Waste Common Stock reserved for future issuance pursuant to stock options granted, director's and officer's stock option and stock purchase plans, employee stock option and stock purchase plans and all other such similar plans.

(f)  Rose Waste is not under any obligation to register under the Securities Act any of its presently outstanding securities or any securities that may be subsequently issued.

4.6  Board of Directors and Officers. George Gitschel is the only member of Rose Waste's Board of Directors and is its only executive officer.

4.7  Subsidiaries and Other Interests. Rose Waste does not have any subsidiaries or any interest, direct or indirect, in any Entity.

4.8  Rose Waste Financial Statements. Rose Waste has provided to Itec a true and complete copy of the unaudited financial statements of Rose Waste for the annual periods ended December 31, 2003 and 2004 (the “ROSE WASTE UNAUDITED FINANCIAL STATEMENTS”). Subject to delivery by its auditors, within sixty (60) days of the Execution Date, Rose Waste shall deliver to Itec its audited financial statements for the fiscal years ended December 31, 2003 and 2004 (the "ROSE WASTE FINANCIAL STATEMENTS"). The Rose Waste Unaudited Financial Statements: (i) are in accordance with the books and records of Rose Waste; (ii) fairly present in all material respects Rose Waste's financial condition at the date therein indicated and the results of operations for the period therein specified; and (iii) to the best of Rose Waste’s Knowledge, have been prepared in accordance with GAAP (subject to customary year-end adjustments). Except as set forth in the Rose Waste Unaudited Financial Statements, Rose Waste does not have any material Liability, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP). George Gitschel shall use his best efforts in assisting Rose Waste’s auditors in delivering the Rose Waste Financial Statements within sixty (60) days of the Execution Date.

4.9  Title to Properties.

(a)  Rose Waste has good and marketable title to all of its assets as shown on the Rose Waste Unaudited Financial Statements and all other assets reflected in Rose Waste's books and records as being owned by Rose Waste, free and clear of all Encumbrances except for Permitted Encumbrances and assets disposed of in the Ordinary Course of Business. All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted.

(b)  Rose Waste owns no real property, nor has it ever owned any real property. All leases of real or personal property to which Rose Waste is a party are fully effective and afford Rose Waste peaceful and undisturbed possession of the subject matter of the lease. The Surviving Corporation will obtain a valid ownership or leasehold interest in all such personal property that Rose Waste currently owns or leases and all real property that Rose Waste currently leases, as of the date of this Agreement, in each case free and clear of all title defects and Encumbrances of any kind, except: (i) mechanics', carriers', workers' and other similar liens arising in the Ordinary Course of Business, (ii) liens for current taxes not yet due and payable and (iii) Permitted Encumbrances.

(c)  Rose Waste is not in material violation of any law or regulation (including but not limited to zoning, building, safety or environmental ordinance, regulation or requirements) applicable to the operation of owned or leased properties the violation of which would have a Material Adverse Effect, nor has Rose Waste received any written notice of violation of any such law or regulation with which it has not complied.

4.10  Intellectual Property.

(a)  As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

(b)  Rose Waste owns or has a written license to, and has the unrestricted right to use, sell and license, all Intellectual Property Rights material to Rose Waste's business or conduct of its businesses (such Intellectual Property Rights collectively referred to as the "ROSE WASTE IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for such conduct of its businesses. No portion of Rose Waste IP Rights is subject to: (i) any Encumbrance, or (ii) any outstanding Order, stipulation or Contract restricting in any manner Rose Waste's ability to license or exploit such Rose Waste IP Rights, except for standard non-exclusive consumer software licenses granted in the Ordinary Course of Business. There are no royalties, honoraria, fees or other payments payable by Rose Waste to any Person by reason of the ownership, use, license, sale or disposition of Rose Waste IP Rights.

(c)  After the Closing Date of the Merger, the Surviving Corporation will own or have the unrestricted right to use, sell, license and dispose of, and otherwise exercise rights with respect to all Rose Waste IP Rights. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a material breach of any Contract governing any Rose Waste IP Right or (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Rose Waste IP Right or materially impair the right of Rose Waste or Itec to use, sell or license all or any portion of any Rose Waste IP Right.

(d)  Except as set forth on Section 4.10(e), neither the past, current or intended use of Rose Waste IP Rights in Rose Waste's business as it has been conducted prior to the Closing, nor the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Rose Waste or currently under development by Rose Waste, causes Rose Waste to violate any license or Contract between Rose Waste and any third party or to violate or infringe any Intellectual Property Rights of any other Person. There is no pending or, to Rose Waste's Knowledge, threatened Order or Proceeding contesting the validity, ownership or right to use, sell, license or dispose of any Rose Waste IP Right nor, to Rose Waste's Knowledge, is there any basis for any such Order or Proceeding. Rose Waste has not received any notice asserting that any Rose Waste IP Right or the proposed use, sale, license or disposition of a Rose Waste IP Right conflicts or will conflict with the Intellectual Property Rights or other rights of any other party, nor, to Rose Waste's Knowledge, is there any basis for any such assertion. Rose Waste is not wrongfully using any confidential information or trade secrets of any former employer of any past or present Rose Waste employees. Rose Waste has not entered into any Contract to indemnify any other Person against any charge of infringement relating to any Intellectual Property Rights.

  (e)  Rose Waste has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Rose Waste IP Rights. There is no material unauthorized use, infringement or misappropriation of any Rose Waste IP Right by any third party, including, to the knowledge or Rose Waste, any Rose Waste employee. All Rose Waste officers, employees and consultants have executed and delivered to Rose Waste an agreement regarding the protection of proprietary information and the assignment to Rose Waste of all Intellectual Property Rights arising from the services performed for Rose Waste by such persons, and Rose Waste has delivered to Itec copies of all such agreements. No Rose Waste employee or consultant is in violation of any material term of any employment Contract, patent disclosure agreement or any other Contract relating to the relationship of such employee with Rose Waste or any other party (including prior employers) because of the nature of the business conducted or proposed by Rose Waste. Rose Waste has provided Itec with a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Rose Waste to perfect or protect its interest in Rose Waste IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. No loss, cancellation, termination or expiration of any such registration is reasonably foreseeable.

4.11  Absence of Certain Changes and Actions.

(a)  Since December 5, 2004, there has not been with respect to Rose Waste:

    (i)  any Material Adverse Effect;

    (ii)  any contingent Liability incurred as guarantor or otherwise with respect to the obligations of others;

    (iii)  any Encumbrance (other than Permitted Encumbrances) placed on any of the properties or assets of which Rose Waste owns or has a substantial interest;

    (iv)  any material Liability incurred other than Liabilities incurred in the Ordinary Course of Business;

(v) any purchase, sale, pledge, hypothecation or other disposition, or any Contract for the purchase, sale or other disposition, of any of Rose Waste's properties or assets other than in the Ordinary Course of Business and not exceeding $10,000 in aggregate purchases, sales, pledges, hypothecations and other dispositions;

(vi)  any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on Rose Waste's properties, assets or business;

(vii)  any material labor dispute or claim of unfair labor practices, any change in the compensation payable or to become payable to any of its officers, employees or agents, or any bonus payment or arrangement made to or with any of such officers, employees or agents;

(viii)  any change with respect to the employment of the Key Employees;

(ix)  any payment or discharge of a material Liability of Rose Waste, which Liability was not either shown on the Rose Waste Unaudited Financial Statements or incurred in the Ordinary Course of Business thereafter; or

(x)  any Liability of Rose Waste to any of Rose Waste's officers, directors or stockholders or any loans or advances made thereby to any of Rose Waste's officers, directors or stockholders, except normal compensation and expense allowances payable to officers.

(b)  Since the date of the Rose Waste Unaudited Financial Statements, Rose Waste has not:

(i)  formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(ii)  amended Rose Waste Certificate of Incorporation, Rose Waste bylaws or any other charter document;

(iii)  sold, issued, granted or authorized the issuance or grant of: (A) any shares of its capital stock of any class or other security (other than pursuant to exercise of outstanding stock options); (B) any option, call, warrant, obligation, subscription, option or right to acquire any capital stock or any other security, except for New Options authorized pursuant to Section 3.5 and stock options and warrants described in Section 4.5; or (C) any instrument convertible into or exchangeable for any capital stock or other security; or accelerated the vesting of any outstanding option or other security;

(iv)  declared, set aside or paid any dividend on, or made any other distribution in respect of, Rose Waste's capital stock;

(v)  effected any split, combination or recapitalization of Rose Waste's capital stock or any direct or indirect redemption, purchase or other acquisition of Rose Waste's capital stock, or effected or been a party to any transaction relating to a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(vi)  effected or been a party to any transaction relating to a merger, consolidation, sale of all or substantially all of its assets, or similar transaction; or received, accepted or otherwise entered into any Acquisition Proposal, or solicited, initiated, encouraged or induced, or provided any nonpublic information to or entered into any discussions with any Person for the purpose of soliciting, initiating, encouraging or inducing, the making or submission of any Acquisition Proposal;

(vii)  made any capital expenditures, except for such capital expenditures as in the aggregate, measured by invoice amount, do not exceed $50,000 or were consented to by Itec in writing;

(viii)  entered into any material lease or Contract for the purchase or sale of any property, real or personal, except in the Ordinary Course of Business consistent with past practice;

(ix)  borrowed any money other than in the Ordinary Course of
Business, but in any event not exceeding $10,000;

(x)  made any loan or advance to any other Person, including without limitation any Rose Waste Stockholder (except for normal employee travel advances in the Ordinary Course of Business);

(xi) guaranteed or acted as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the Ordinary Course of Business, consistent with past practice, which are not material in amount;

(xii)  established, amended or adopted any Rose Waste Employee Plan or Rose Waste Benefit Arrangement (defined in Sections 4.18(c) and 4.18(e)), paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than as required under agreements existing on the date hereof disclosed to Itec prior to the Execution Date; or entered into any new employment agreement with any such person other than in the Ordinary Course of Business;

(xiii)  written off as uncollectable, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the Ordinary Course of Business;

(xiv)  forgiven any debt or Encumbrance or otherwise released or waived any right or claim;

(xv)  amended or terminated any Contract or license to which it is a party except those amended or terminated in the Ordinary Course of Business which are not material in amount or effect;

(xvi)  changed any of its methods of accounting or accounting practices in any respect (other than as required by GAAP); or

(xvii)  agreed to any audit assessment by any tax authority or filed any federal or state income or franchise tax return unless copies of such returns have been delivered to Itec for its review prior to filing;

(xviii)  entered into any transaction or taken any other action outside the Ordinary Course of Business (other than as disclosed and pursuant to this Agreement).

(c)  Since the date of the Rose Waste Unaudited Financial Statements, Rose Waste has not agreed, committed or entered into any Contract, in writing or otherwise, to take any of the actions referred to in Sections 4.11(a) or 4.11(b) above.

4.12  Liabilities to Stockholders. To the Knowledge of Rose Waste, no Rose Waste Stockholders have any claims of any nature against Rose Waste, including, without limitation, for any undistributed earnings or profits of Rose Waste.

4.13  Litigation. There is no Proceeding pending against Rose Waste and, nor to Rose Waste's Knowledge, has any Proceeding been threatened, that, if determined adversely to the interests of Rose Waste, would be reasonably likely to have a Material Adverse Effect on Rose Waste.

4.14  Taxes.

(a)  For the purposes of this Agreement, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

(b)  Rose Waste has: (i) filed all federal, state, local and foreign tax returns required to be filed; (ii) paid all taxes shown on such returns and; (iii) established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns. To the best of Rose Waste’s Knowledge, Rose Waste has no material Liability for taxes in excess of the amount so paid or accruals or reserves so established in the Rose Waste Unaudited Financial Statements.

(c)  No deficiencies for any tax have been threatened, claimed, proposed or assessed in writing. No Rose Waste tax return currently is being audited by the Internal Revenue Service or any state taxing agency or authority. Rose Waste has delivered to Itec accurate and complete copies of tax returns filed by Rose Waste during the past three years.

4.15  Compliance with Laws. To Rose Waste's Knowledge, Rose Waste has complied and is in compliance, in all material respects, with all applicable laws, ordinances, regulations and rules, and all Orders applicable to it or to its assets, properties and business and the violation of which would have a Material Adverse Effect, including, without limitation:

(a)  all applicable federal and state securities laws and regulations;

(b)  all applicable federal, state, and local laws, ordinances, regulations, and all Orders pertaining to: (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data; (ii) employment and employment practices, terms and conditions of employment, and wages and hours; and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters; and

Rose Waste has received all material permits and approvals from, and has made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.

4.16  Contracts and Commitments.

(a)  Rose Waste is not a party to any Contract which has had or would reasonably be expected to have a Material Adverse Effect on Rose Waste. Rose Waste is not a party nor is subject to any Contracts, any of which is material to the business, financial condition, operations, results of operations, assets or Liabilities of Rose Waste ("MATERIAL ROSE WASTE CONTRACTs"), including, but not limited to any:

(i)  Contract providing for payments by or to Rose Waste in an aggregate amount of: (A) $50,000 or more in the Ordinary Course of Business, or (B) $10,000 or more not in the Ordinary Course of Business;

(ii)  material Contract for the lease of real or personal property;

(iii)  joint venture Contract that involves a sharing of profits with other Persons;

(iv)  instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise, except for trade indebtedness incurred in the Ordinary Course of Business, and except as disclosed in Rose Waste Unaudited Financial Statements;

(v)  Contract containing covenants purporting to limit Rose Waste's freedom to compete in any line of business in any geographic area;

(vi)  stock redemption, stock option or stock purchase agreement, financing agreement, license, lease or franchise;

(vii)  any government contract or subcontract; or

(viii)  any other material Contract entered into outside the Ordinary Course of Business.

(b)  Rose Waste has delivered to Itec accurate and complete copies of all Material Rose Waste Contracts. Each Material Contract is in full force and effect, and is enforceable by Rose Waste in accordance with its material terms.

(c)  Rose Waste is not in breach or violation of or in default under any Material Contract, and to Rose Waste's Knowledge: (i) no Person acting for Rose Waste has violated or breached, or declared or committed any material default under, any Material Contract; (ii) no event has occurred, and no circumstance or condition exists, that likely would (with or without notice and/or lapse of time): (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any material remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) Rose Waste has not waived any of its material rights under any Material Contract.

(d)  Rose Waste has not received any notice that any Person against which Rose Waste has or may acquire any rights under any Material Contract is insolvent and is not able to satisfy all of such Person's Liabilities to Rose Waste, the failure of which would result in a Material Adverse Effect.

(e)  No Person is currently materially renegotiating, nor has the contractual right to materially renegotiate, any amount paid or payable to Rose Waste under any Material Contract or any other material term or provision of any Material Contract.

(f)  Rose Waste has provided Itec with an accurate and brief description, as of the date of this Agreement, of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by Rose Waste that would commit Rose Waste to provide services and is outstanding and if entered would constitute a Material Contract.

(g)  No party to any Material Contract has notified Rose Waste in writing that Rose Waste has failed to perform any material obligation thereunder. In addition, to Rose Waste's Knowledge, there is no plan, intention or indication of any contracting party to any Material Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder in any material respect so as to adversely affect the benefits derived or expected to be derived therefrom by Rose Waste.

(h)  Rose Waste has all material Rose Waste Contracts necessary to conduct its business in the manner in which it is being conducted or is proposed to be conducted prior to the Closing.

4.17  Certain Transactions and Agreements. None of Rose Waste Key Employees, nor to their knowledge any member of their immediate families residing in the same residence:

(a)  has any direct or indirect ownership interest in any firm or corporation that competes with Rose Waste (except with respect to any interest in less than one percent of the stock of any corporation whose stock is publicly traded) other than passive investment in equity or debt securities;

(b)  is directly or indirectly interested in any Contract with Rose Waste, except for normal compensation for services as a Rose Waste officer, director or employee; or

(c)  has any material interest in any property, real or personal, tangible or intangible, including without limitation Intellectual Property Rights, used in or pertaining to Rose Waste's business, except for the normal rights of a stockholder.

To Rose Waste's knowledge, no Rose Waste officer or director, or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (a) any Entity which purchases from or sells, licenses or furnishes to Rose Waste any goods, property, technology or intellectual or other property rights or services, or (b) any Contract to which Rose Waste is a party or by which it may be bound or affected other than with respect to arms-length transactions.

4.18  Employees, ERISA and Other Compliance.

(a)  General Compliance. Rose Waste is in compliance in all material respects with all applicable laws and Contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. With the exception of Rose Waste’s Employment Agreement with Gorge Gitschel, Rose Waste has no employment or consulting Contracts currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws.

(b)  Good Labor Relations. Rose Waste: (i) to Rose Waste's knowledge has never been and is not now subject to a union organizing effort; (ii) is not subject to any collective bargaining agreement with respect to any of its employees; (iii) is not subject to any other Contract with any trade or labor union, employees' association or similar organization; and (iv) to its knowledge has no current labor disputes. Rose Waste has good labor relations, and has no Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on such labor relations. As of the date of this Agreement, Rose Waste has no Knowledge that any Key Employees or other key personnel intend to leave its employ. There are no controversies pending or, to Rose Waste's Knowledge, threatened, between Rose Waste and any of its employees that would be reasonably likely to result in Rose Waste incurring any material Liability. All Rose Waste employees are legally permitted to be employed by Rose Waste in the United States of America.

(c)  Employee Plans. Rose Waste does not have any of the following: (i) an "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and (ii) with the exception of the Employment Agreement with George Gitschel, other written or formal plans or Contracts involving direct or indirect compensation or benefits (including any employment Contracts entered into between Rose Waste and any employee of Rose Waste, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Rose Waste under which Rose Waste or any ERISA Affiliate (as defined below) has any present or future Liability (collectively, the "ROSE WASTE EMPLOYEE PLANS"). For purposes of this Section 4.18, "ERISA AFFILIATE" shall mean any entity which is a member of: (i) a "controlled group of corporations", as defined in Section 414(b) of the Code; (ii) a group of entities under "common control", as defined in Section 414(c) of the Code; or (iii) an "affiliated service group", as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Rose Waste. Copies of all Rose Waste Employee Plans (and, if applicable, related trust agreements) and all related documents, amendments and written interpretations (including summary plan descriptions) thereto have been delivered to Itec or its counsel. Rose Waste has performed in all material respects all obligations required to be performed by it under each Rose Waste Employee Plan, and each Rose Waste Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations, which are applicable to such Rose Waste Employee Plans.

(d)  Pension Plans. No Rose Waste Employee Plans constitutes an "employee pension benefit plan", as defined in Section 3(2) of ERISA.

(e)  Benefit Arrangements. Rose Waste has made available to Itec a complete list each employment, severance (including all post-employment Liabilities) or other similar Contract or policy and each Contract providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which: (i) is not a Rose Waste Employee Plan; (ii) is entered into, maintained or contributed to by Rose Waste; and (iii) covers any employee or former employee of Rose Waste. Such Contracts and policies as are described in this Section 4.18(e) are herein referred to collectively as the "ROSE WASTE BENEFIT ARRANGEMENTS." Each Rose Waste Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations which are applicable to such Rose Waste Benefit Arrangement. Rose Waste has delivered to Itec or its counsel a complete and correct copy or description of each Rose Waste Benefit Arrangement. All individuals who, pursuant to the terms of any Rose Waste Benefit Arrangement, are entitled to participate in any such Rose Waste Benefit Arrangement, are currently participating in such Rose Waste Benefit Arrangement or have been offered an opportunity to do so and have declined.

(f)  Since December 5, 2004, there has been no amendment to, written interpretation or announcement (whether or not written) by Rose Waste relating to, or change in employee participation or coverage under, any Rose Waste Employee Plan or Rose Waste Benefit Arrangement that would increase materially the expense of maintaining such Rose Waste Employee Plan or Rose Waste Benefit Arrangement in the future other than the New Itec Option Plan.

(g)  No benefit payable or which may become payable by Rose Waste pursuant to any Rose Waste Employee Plan or any Rose Waste Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

(h)  COBRA Compliance. Rose Waste has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of Rose Waste.

(i)  No Violation of Contracts. No Rose Waste employee is in violation of any term of any employment Contract, patent disclosure agreement, non-competition agreement, or any other Contract, or any restrictive covenant relating to the right of any such employee to be employed by Rose Waste, or to use Intellectual Property Rights of others. To Rose Waste's Knowledge, the mere fact of employment of any Rose Waste employee does not subject Rose Waste to any Liability.

(j)  Effect of Merger.

(i)  Rose Waste is not a party to any Contract or plan with any Rose Waste Key Employee or other key personnel: (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Rose Waste in the nature of any of the transactions contemplated by this Agreement and the Certificate of Merger; (B) providing any term of employment or compensation guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment.

(ii)  Rose Waste is not a party to any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Certificate of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement and the Certificate of Merger.

(k)  Rose Waste has made available to Itec a list of all current Rose Waste employees and consultants and the current compensation of each.

4.19  Books and Records.

(a)  The books, records and accounts of Rose Waste: (i) are in all material respects true, complete and correct; (ii) have been maintained in accordance with standard industry practices on a basis consistent with prior years; (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Rose Waste; and (d) accurately and fairly reflect the basis for Rose Waste Unaudited Financial Statements.

(b)  Rose Waste has devised and maintains a system of internal accounting controls reasonably sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements, and (B) to maintain accountability for assets; and (iii) the amount recorded for assets on Rose Waste's books and records is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.20  Insurance. Rose Waste maintains, and at all times since inception has maintained, fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses.

4.21  Environmental Matters.

(a)  For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement, "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" under: (i) CERCLA; (ii) any similar federal, state or local law; or (iii) regulations promulgated under any of the above laws or statutes.

(b)  To Rose Waste's Knowledge, none of Rose Waste's properties or facilities is in violation of any federal, state or local law, ordinance, regulation or Order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition.

(c)  To Rose Waste's Knowledge, during the time that Rose Waste has owned or leased properties or owned or operated any facilities:

    (i)  neither Rose Waste nor any third party has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials;

    (ii)  there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities; and

    (iii)  there has been no litigation or Proceeding brought or threatened against Rose Waste by, or any settlement reached by Rose Waste with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of Rose Waste's owned or leased properties or facilities.

(d)  Rose Waste has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities that may have occurred prior to Rose Waste having taken possession of any of such properties or facilities.

4.22  No Brokers' Fees. Rose Waste is not obligated for the payment of fees or expenses of any investment banker, broker, finder or other agent in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

4.23  Voting Arrangements. There are no outstanding stockholder agreements, voting trusts, proxies or other Contracts to which Rose Waste is a party or, to Rose Waste's Knowledge, to which any other Person is a party, relating to the voting of any shares of Rose Waste's capital stock.

4.24  Ownership of Shares of Itec Capital Stock. With the exception of that certain Itec Warrant held by George Gitschel, as of the date hereof, neither Rose Waste nor, to Rose Waste's Knowledge, any of Rose Waste's affiliates or associates (as such terms are defined under the Securities and Exchange Act of 1934, as amended): (a) beneficially owns, directly or indirectly; or (b) is party to any Contract for the purpose of acquiring, holding, voting or disposing of, in each case, shares of Itec capital stock, except for shares of Itec capital stock in the aggregate representing less than 1% of the outstanding shares of Itec capital stock.

4.25  Accuracy of Disclosure. None of the certificates or documents to be delivered by Rose Waste to Itec under this Agreement, taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

4.26 Investment.

(a) Knowledge of Investment and its Risks. Rose Waste and George Gitschel have knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment in the stock of Itec. Rose Waste and George Gitschel understand that an investment in Itec represents a high degree of risk and there is no assurance that the business or operations of Itec will be successful. Rose Waste and George Gitschel have considered carefully the risks attendant to an investment in Itec and that, as a consequence of such risks, Rose Waste and George Gitschel could lose their entire investment in Itec.

(b)  Investment Intent. Rose Waste hereby represents and warrants that (i) George Gitschel is acquiring the Total Exchange Shares for investment for his own account, and not as a nominee or agent and not with a view to the resale or distribution of all or any part of the Total Exchange Shares, and George Gitschel has no present intention of selling, granting any participation in or otherwise distributing any of the Total Exchange Shares within the meaning of the Securities Act and (ii) George Gitschel does not have any contracts, understandings, agreements or arrangements with any person and/or entity to sell, transfer or grant participations to such person and/or entity, with respect to any of the Total Exchange Shares.

(c) Disclosure. Rose Waste and George Gitschel have reviewed information provided by Itec in connection with the decision to acquire the Total Exchange Shares. Itec has provided Rose Waste and George Gitschel with all the information that Rose Waste and George Gitschel have requested in connection with the decision to acquire the Total Exchange Shares. Rose Waste, on behalf of George Gitschel, further represents that George Gitschel has had an opportunity to ask questions and receive answers from Itec regarding the business, properties, prospects and financial condition of Itec. All such questions have been answered to the full satisfaction of Rose Waste and George Gitschel.

(d) Accredited Investor. George Gitschel is an “accredited investor” as that term is defined in the Securities Act.

5. REPRESENTATIONS AND WARRANTIES OF ITEC AND MERGER SUB. Itec and Merger Sub hereby represent and warrant to Rose Waste as follows:

5.1  Organization and Good Standing. Itec is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

5.2  Power, Authorization and Validity.

(a)  Itec has the right, power, legal capacity and authority to: (i) to carry on its business as now conducted and as proposed to be conducted; (ii) to own, use and lease its properties in the manner in which its properties are currently owned, used and leased and in the manner in which its properties are proposed to be owned, used and leased; and (iii) enter into and perform its obligations under this Agreement and all other Merger Agreements to which Itec is or will be a party that are required to be executed pursuant to this Agreement (collectively with this Agreement, the "ITEC MERGER AGREEMENTS"). The execution, delivery and performance of the Itec Merger Agreements have been duly and validly approved and authorized by Itec's Board of Directors, and as required, by Merger Sub's Board of Directors.

(b)  No filing, authorization or approval, governmental or otherwise, is necessary to enable Itec to enter into and perform its obligations under the Itec Merger Agreements, except for: (i) the filing of the Certificate of Merger with the Delaware and California Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which Itec is qualified to do business, if any; (ii) such filings as may be required to comply with federal and state securities laws; and (iii) such other approvals as of which Itec has made Rose Waste aware prior to the execution of this Agreement.

(c)  The Itec Merger Agreements are, or when executed by Itec will be, valid and binding obligations of Itec enforceable in accordance with their respective terms, except as to the effect, if any, of: (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally; (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware and California Secretary of State.

5.3  No Violation of Existing Agreements. Neither the execution and delivery of any of the Itec Merger Agreements, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice and/or lapse of time) result in a termination, breach, impairment or violation of: (a) any provision of the certificate of incorporation, bylaws or other charter documents of Itec, as currently in effect; (b) in any material respect, any material Contract to which Itec is a party or by which Itec is bound; or (c) any federal, state, local or foreign Order, statute, rule or regulation applicable to Itec or its assets or properties.

5.4  Valid Issuance of Itec's Common Stock. The shares of Itec's Common Stock to be issued pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Merger Agreements, will be validly issued, fully paid and non-assessable, will not be subject to any preemptive rights and will be issued in compliance with all applicable federal or state securities laws pursuant to a valid exemption from registration under Section 4(2), Rule 506 of Regulation D of the Securities Act. The authorized, issued and outstanding capitalization of Itec is as set forth in Itec's SEC Filings as of the dates of the financial statements or other information included in Itec's SEC Filings.

5.5  Disclosure. Itec has made available to Rose Waste an investor disclosure package consisting of Itec's annual report on Form 10-KSB for its fiscal year ending December 31, 2004 (the "FISCAL YEAR END"), all Forms 10-QSB and 8-K filed by Itec with the Securities and Exchange Commission since the Fiscal Year End and up to the date of this Agreement and all proxy materials distributed to Itec's stockholders since the Fiscal Year End and up to the date of this Agreement (the "ITEC DISCLOSURE PACKAGE").

5.6  SEC Reports. Itec has filed all required forms, reports and documents with the SEC (collectively, the "SEC REPORTS"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), each as in effect on the date so filed. The audited consolidated financial statements and unaudited consolidated interim financial statements of Itec included in its Annual Report on Form 10-KSB and its Quarterly Reports on Form 10-QSB referred to above, were prepared in accordance with GAAP consistently applied throughout the periods specified therein, are correct and complete, and present fairly, in all material respects, the consolidated financial position and results of operations of Itec for the periods specified therein, subject in the case of the unaudited consolidated interim financial statements to an absence of footnotes and to normal year-end audit adjustments. The Itec Disclosure Package, this Agreement, the exhibits hereto and any certificates or documents to be delivered to Rose Waste pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

5.7  Litigation. There is no Proceeding pending against Itec and, to Itec's Knowledge, there currently exists no set of circumstances which Itec believes is likely to result in any Proceeding nor has any Proceeding been threatened, that, if determined adversely to the interests of Itec, would have a material adverse effect on Itec's ability to enter into the Itec Merger Agreements or to effect the Merger or would have a Material Adverse Effect on Itec.

5.8  Compliance with Laws. Itec has complied with, is not in violation of, and has not received any notices of violations with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on Itec.

5.9  No Brokers' Fees. Itec is not obligated for the payment of fees or expenses of any investment banker, broker, finder or other agent in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

5.10  Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding shares of Merger Sub capital stock are held by Itec.

5.11  Merger Sub. Merger Sub hereby makes all of the same representations and warranties as Itec set forth above in this Article 5, except for Sections 5.5 and 5.10, by substituting "Merger Sub" for "Itec" in the foregoing Article 5 text.

5.12  Investment Intent; Access to Information. Itec is acquiring the equity securities of the Surviving Corporation to be acquired by Itec as a result of the Merger for Itec's own account and Itec has the present intention of holding such equity securities for investment purposes and not with a view to, or for sale in connection with, any public distribution of such equity securities in violation of any federal or state securities law. Itec has been furnished with or been given adequate access to information about Rose Waste as it has requested.

5.13  Intellectual Property.

(a)  As used herein, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

(b)  Itec owns or has a written license to, and has the unrestricted right to use, sell and license, all Intellectual Property Rights material to Itec's business or conduct of its businesses (such Intellectual Property Rights collectively referred to as the "ITEC IP RIGHTS") and such rights to use, sell or license are reasonably sufficient for such conduct of its businesses. No portion of Itec IP Rights is subject to: (i) any Encumbrance, or (ii) any outstanding Order, stipulation or Contract restricting in any manner Itec's ability to license or exploit such Itec IP Rights, except for standard non-exclusive consumer software licenses granted in the Ordinary Course of Business. There are no royalties, honoraria, fees or other payments payable by Itec to any Person by reason of the ownership, use, license, sale or disposition of Itec IP Rights.

(c)  After the Closing Date of the Merger, Itec will own or have the unrestricted right to use, sell, license and dispose of, and otherwise exercise rights with respect to all Itec IP Rights. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) constitute a material breach of any Contract governing any Itec IP Right or (ii) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Itec IP Right or materially impair the right of Itec or Rose Waste to use, sell or license all or any portion of any Itec IP Right.

(d)  Except as set forth on Section 5.13(e), neither the past, current or intended use of Itec IP Rights in Itec's business as it has been conducted prior to the Closing, nor the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Itec or currently under development by Itec, causes Itec to violate any license or Contract between Itec and any third party or to violate or infringe any Intellectual Property Rights of any other Person. There is no pending or, to Itec's Knowledge, threatened Order or Proceeding contesting the validity, ownership or right to use, sell, license or dispose of any Itec IP Right nor, to Itec's Knowledge, is there any basis for any such Order or Proceeding. Itec has not received any notice asserting that any Itec IP Right or the proposed use, sale, license or disposition of a Itec IP Right conflicts or will conflict with the Intellectual Property Rights or other rights of any other party, nor, to Itec's Knowledge, is there any basis for any such assertion. Itec is not wrongfully using any confidential information or trade secrets of any former employer of any past or present Itec employees. Itec has not entered into any Contract to indemnify any other Person against any charge of infringement relating to any Intellectual Property Rights.

  (e)  Itec has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Itec IP Rights. There is no material unauthorized use, infringement or misappropriation of any Itec IP Right by any third party, including, to the knowledge or Itec, any Itec employee. All Itec officers, employees and consultants have executed and delivered to Itec an agreement regarding the protection of proprietary information and the assignment to Itec of all Intellectual Property Rights arising from the services performed for Itec by such persons, and Itec has delivered to Rose Waste copies of all such agreements. No Itec employee or consultant is in violation of any material term of any employment Contract, patent disclosure agreement or any other Contract relating to the relationship of such employee with Itec or any other party (including prior employers) because of the nature of the business conducted or proposed by Itec. Itec has provided Rose Waste with a list of all applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Itec to perfect or protect its interest in Itec IP Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications and service marks. No loss, cancellation, termination or expiration of any such registration is reasonably foreseeable.

6.  PRE-CLOSING PERIOD COVENANTS OF ROSE WASTE. During the period of time from the date of this Agreement until the Closing Date (the "Pre-Closing Period"), unless such other time period or date is explicitly specified, Rose Waste covenants and agrees as follows:

6.1  Access to Information.

(a)  Rose Waste will provide Itec and its attorneys and accountants with full access (except with respect to technical trade secrets), at reasonable times and in a reasonable manner, to all files, books and records of Rose Waste (including without limitation all existing books, Contracts, leases, licenses, records, tax returns, work papers and other documents and information related to Rose Waste).

(b)  Rose Waste will provide Itec with copies of such existing books, Contracts, leases, licenses, records, tax returns, work papers and other documents and information related to Rose Waste as Itec may reasonably request (with the understanding of all parties that all such access and investigation shall be and remain subject to the confidentiality provisions of this Agreement and, to the extent set forth in Section 3.2, the NDA).

(c)  Rose Waste will cause its accountants to cooperate with Itec and its agents in making available all financial information reasonably requested.

(d)  Unless otherwise mutually agreed to, all: (i) communications regarding the Merger; (ii) requests for additional information; (iii) requests for facility tours or management meetings; and (iv) discussions or questions regarding procedures, will be submitted or directed to Gary De Laurentiis.

6.2  Advice of Changes; Duty to Update.

(a)  Rose Waste will promptly advise Itec in writing of: (i) the discovery by Rose Waste of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Rose Waste contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Rose Waste contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; (iii) any breach of any covenant or obligation of Rose Waste pursuant to this Agreement or any other Rose Waste Merger Agreements; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 9 impossible or unlikely; and (v) any Material Adverse Effect.

(b)  Rose Waste will promptly update any relevant and material information provided to Itec after the date of this Agreement pursuant to the terms hereof.

6.3  Maintenance of Business.

(a)  Rose Waste will use its Best Efforts to conduct its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement.

(b)  Rose Waste will use its Best Efforts to carry on and preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all customers, suppliers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Rose Waste other than those relationships which would not have a Material Adverse Effect.

(c)  Rose Waste will use its Best Efforts to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear.

(d)  Rose Waste will use its Best Efforts to keep in full force all insurance policies of Rose Waste and obtain any additional insurance required consistent with past practices for its business and property.

(e)  If Rose Waste becomes aware of a deterioration in the relationship with any customer, supplier, landlord, creditor, licensor, licensee, employee or other Person which would have a Material Adverse Effect, it will promptly bring such information to the attention of Itec in writing and, if requested by Itec, will exert its Best Efforts to restore the relationship.

6.4  Covenants. Rose Waste will not, without the prior written consent of an officer of Itec, which consent shall not be unreasonably withheld:

(a)  form any subsidiary or acquire any equity interest or other interest in any other Entity;

(b)  amend Rose Waste Certificate of Incorporation, its bylaws or any other charter document;

(c)  sell, issue, grant or authorize the issuance or grant of: (i) any shares of its capital stock of any class or other security (other than pursuant to the exercise of currently outstanding options, warrants or conversion of Preferred Stock); (ii) any option, call, warrant, obligation, subscription, option or right to acquire any capital stock or any other security, except for New Options; or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(d)  declare, set aside or pay any dividend on, or make any other distribution in respect of, Rose Waste's capital stock;

(e)  effect any split, combination or recapitalization of Rose Waste's capital stock or any direct or indirect redemption, purchase or other acquisition of Rose Waste's capital stock (other than pursuant to repurchase upon an employee's termination of employment), or effect or be a party to any transaction relating to a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f)  merge, consolidate, acquire or otherwise reorganize with any entity other than Merger Sub or Itec, or accept or enter into any Acquisition Proposal;

(g)  sell, give away or otherwise transfer or dispose, or lease or license any Rose Waste asset, including without limitation placing any Rose Waste IP Right in the public domain or otherwise disposing of or transferring any Rose Waste IP Right or licensing the source code of any Rose Waste IP Right, to any other Person, except for products sold (subject to the $10,000 limit in Section 4.11(a)(v)) and Rose Waste IP Rights licensed by Rose Waste in the Ordinary Course of Business;

(h)  pledge or hypothecate any of its assets or otherwise permit any of its assets to become subject to any Encumbrance, except in the Ordinary Course of Business and subject to the $10,000 limit in Section 4.11(a)(v);

(i)  make any capital expenditures, except for such capital expenditures as in the aggregate, measured by invoice amount, do not exceed $10,000 or were consented to by Itec in writing;

(j)  enter into any material lease or Contract for the purchase or sale of any property, real or personal, except in the Ordinary Course of Business consistent with past practice;

(k)  borrow any money other than in the Ordinary Course of Business, but in any event not exceeding $10,000;

(l)  make any loan or advance to any other Person, including without limitation any Rose Waste Stockholder, officer or director (except for normal employee travel advances in the Ordinary Course of Business);

(m)  guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the Ordinary Course of Business, consistent with past practice, which are not material in amount;

(n)  establish, amend or adopt any Rose Waste Employee Plan or Rose Waste Benefit Arrangement (defined in Sections 4.18(d)-(e)), pay any bonus, make any profit sharing or similar payment, increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable, or grant any severance or termination pay to any of its directors, officers or employees, other than as required under agreements existing on the date of this Agreement; or enter into any new employment or consulting agreement with any such person;

(o)  write off as uncollectable, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the Ordinary Course of Business;

(p)  forgive any debt or Encumbrance or otherwise release or waive any right or claim, in any case, involving over $1,000;

(q)  amend or terminate any Contract or license to which it is a party except those amended or terminated in the Ordinary Course of Business which are not material in amount or effect;

(r)  terminate any of its Key Employees or management;

(s)  change any of its methods of accounting or accounting practices in any respect (other than as required by GAAP);

(t)  agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Itec for its review prior to filing;

(u)  commence any litigation or dispute resolution process involving over $10,000;

(v)  take any action that would be reasonably likely to interfere with the tax-free reorganization status of the Merger;

(w)  enter into any transaction or take any other action outside the Ordinary Course of Business; or

(x)  agree, commit or enter into any Contract to do any of the things described in the preceding Sections 6.4(a) through 6.4(w).

6.5  Rose Waste Stockholders' Approval. As promptly as practicable after the Execution Date and prior to the Effective Time, Rose Waste with the cooperation of Itec will obtain approval of Rose Waste Stockholders for this Agreement and the Merger, which approval has been recommended by Rose Waste's Board of Directors and management.

6.6  Regulatory Approvals. Rose Waste will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Itec may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Rose Waste will use its Best Efforts to obtain all such authorizations, approvals and consents.

6.7  Necessary Consents. Rose Waste will use its Best Efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Sections 6.5 and 6.6 to allow the consummation of the transactions contemplated by this Agreement and to allow Itec to carry on Rose Waste's business after the Closing Date.

6.8  Litigation. Rose Waste will notify Itec in writing promptly after learning of any material Proceedings by or before any court, board or governmental agency, initiated by or against Rose Waste, or known by Rose Waste to be threatened against it. If Rose Waste becomes subject to a review by the Internal Revenue Service or any other taxing agency or authority for accounting periods prior to the Closing Date (including but not limited to any short tax year resulting from the Merger), then Rose Waste acknowledges that Itec will be entitled to participate in such review and that Rose Waste shall be responsible for payment of any assessment. Rose Waste will not enter into any settlement or other stipulation with respect to any such review without the written consent of Itec, which consent will not be unreasonably withheld.

6.9  No Other Negotiations.

(a)  From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement pursuant to its terms, Rose Waste shall not (nor will Rose Waste permit any of its officers directors, stockholders, agents, representatives or affiliates to), directly or indirectly: (i) solicit, initiate, entertain, encourage or induce the making, submission or announcement of, any Acquisition Proposal by any Person other than Itec, or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning Rose Waste to, or afford any access to the properties, books or records of Rose Waste to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any Person other than Itec, in connection with any Acquisition Proposal with respect to Rose Waste. Rose Waste will not, and will instruct each of its representatives not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal by any Person other than Itec. Rose Waste shall immediately cease and cause to be terminated any such contacts or negotiations with third parties relating to any such transaction or proposed transaction. Without limiting the generality of the foregoing, any violation of any of the restrictions set forth in the preceding sentence by any representative of Rose Waste shall be deemed to constitute a breach of this Section 6.9 by Rose Waste.

(b)  Rose Waste will notify Itec as promptly as practicable if it receives any proposal or written inquiry or written request for Rose Waste in connection with an Acquisition Proposal or potential Acquisition Proposal and, as promptly as practicable, notify Itec of the significant terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal.

6.10  No Solicitation of Employees. In the event of Termination of this Agreement, Rose Waste will not directly or indirectly: (a) initiate or maintain contact (except for contacts made in the Ordinary Course of Business) with any officer, director or employee of Itec regarding its business, operations, prospects or finances, or (b) solicit or offer to hire any employee of Itec or persuade any employee of Itec to terminate his or her employment before May 30, 2006.

6.11  Rose Waste Dissenting Stockholders. As promptly as practicable after Rose Waste Stockholders' Meeting and prior to the Closing Date, Rose Waste shall furnish Itec with the name and address of each holder of Dissenting Shares, if any, and the number of Dissenting Shares owned by such holder.

6.12  Stockholder's Questionnaire and Other Securities Laws Compliance.

(a)  Rose Waste will shall appoint a "purchaser's representative" (as defined by Rule 501(h) of the Securities Act) and take any other actions necessary to help qualify the issuance of the Exchange Shares as a "private placement" under Regulation D and/or Section 4(2) of the Securities Act. Any out-of-pocket costs of such purchaser's representative shall be borne equally by Itec on one hand and Rose Waste Stockholders on the other.

(b)  Rose Waste will use its Best Efforts to cause each Rose Waste Stockholder to execute and deliver to Itec an Investor Questionnaire (the "ROSE WASTE STOCKHOLDER'S QUESTIONNAIRE").

6.13  Blue Sky Laws. Rose Waste shall use its Best Efforts to assist Itec to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

6.14  Tax Free Reorganization. Rose Waste will cooperate with the other parties and take all reasonable actions as may be necessary to ensure that this Agreement involves a tax-free plan of reorganization and that the Merger is consummated in accordance with the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

6.15  Best Efforts. Rose Waste will use its Best Efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

7.  PRE-CLOSING PERIOD COVENANTS OF ITEC. During the Pre-Closing Period, unless such other time period or date is explicitly specified, Itec covenants and agrees as follows:

7.1  Access to Information. Itec shall permit Rose Waste and its attorneys and accountants to conduct due diligence to the extent that is customary for private companies that are acquired by public companies. Unless otherwise mutually agreed to, all: (a) communications regarding the Merger; (b) requests for additional information; (c) requests for facility tours or management meetings; and (d) discussions or questions regarding procedures, will be submitted or directed to Gary De Laurentiis.

7.2  Advice of Changes; Duty to Update.

(a)  Itec will promptly advise Rose Waste in writing of: (i) the discovery by Itec of any event, condition, fact or circumstance occurring on or prior to the date of this Agreement that would render any representation or warranty by Itec contained in this Agreement untrue or inaccurate in any material respect; (ii) any event, condition, fact or circumstance occurring subsequent to the date of this Agreement that would render any representation or warranty by Itec contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect; (iii) any breach of any covenant or obligation of Itec pursuant to this Agreement or any other Itec Merger Agreements; (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely; and (v) any Material Adverse Effect.

(b)  Itec will promptly update any relevant and material information provided to Rose Waste after the date hereof pursuant to the terms of this Agreement. Itec will furnish to Rose Waste, promptly after filed with the SEC, any reports filed with the SEC during the Pre-Closing Period.

7.3  Conduct of Business. Itec will use its Best Efforts to preserve its business without material impairment.

7.4  Regulatory Approvals. Itec will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Rose Waste may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Itec will use its Best Efforts to obtain all such authorizations, approvals and consents.

7.5  Necessary Consents. Itec will use its Best Efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Section 7.4 to allow the consummation of the transactions contemplated hereby and to allow Itec to carry on Rose Waste's business after the Closing.

7.6  No Solicitation of Employees. In the event of Termination of this Agreement, Itec will not directly or indirectly: (a) initiate or maintain contact (except for contacts made in the Ordinary Course of Business) with any officer, director or employee of Rose Waste regarding its business, operations, prospects or finances, or (b) solicit or offer to hire any employee of Rose Waste or persuade any employee of Rose Waste to terminate his or her employment. An employment advertisement that is placed in a national or regional publication and is directed at members of the public generally shall not constitute a breach of clause "(b)" in the preceding sentence.

7.7  Blue Sky Laws. Itec shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger; provided, however, that Itec shall not be required to qualify to do business or execute a general consent to service of process in any jurisdiction.

7.8  Tax Free Reorganization. Itec will cooperate with the other parties and take all reasonable actions as may be necessary to ensure that this Agreement involves a tax-free plan of reorganization and that the Merger is consummated in accordance with the provisions of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

7.9  Best Efforts. Itec will use its Best Efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article 8. Itec will use its Best Efforts to cause the transactions contemplated by this Agreement to be consummated.

8.  CONDITIONS TO OBLIGATIONS OF ROSE WASTE. Rose Waste's obligations to consummate the Merger and to take the other actions contemplated in this Agreement are subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions (any one or more of which may be individually waived by Rose Waste, but only in a writing signed by Rose Waste):

8.1  Accuracy of Representations and Warranties. The representations and warranties of Itec and Merger Sub set forth in Article 5 shall be true and accurate in every material respect (other than to the extent any such change is a result of the Merger) on and as of the Closing Date with the same force and effect as if they had been made at the Closing (except for reps made as of a date certain), and Rose Waste shall have received a certificate to such effect executed by an officer of each of Itec and Merger Sub on behalf of each of Itec and Merger Sub.

8.2  Covenants. Itec shall have performed and complied in all material respects with all of its covenants contained in Article 7 at or prior to the Closing, and Rose Waste shall have received a certificate to such effect executed by an officer of Itec on behalf of Itec.

8.3  Compliance with Law. There shall be no Order or threat of an Order, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

8.4  No Material Adverse Change. Itec shall not have experienced any Material Adverse Change, other than to the extent that any such change is a result of the proposed Merger. For the purpose of this Section 8.4, a decline in the market price of Itec's common stock will not in and of itself constitute a Material Adverse Change. Rose Waste shall have received a certificate to the effect that no Material Adverse Change has occurred, executed by an officer of Itec on behalf of Itec.

8.5  Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

8.6  Consents. Rose Waste shall have received duly executed copies of all material third-party consents and approvals contemplated by this Agreement for Rose Waste to consummate the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Rose Waste, except for such consents and approvals as Itec shall have agreed shall not be obtained.

8.7  Documents. Rose Waste shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by Rose Waste or Rose Waste's legal counsel for Rose Waste to consummate the transactions contemplated hereby.

8.8  Rose Waste Stockholder Approval. Rose Waste's Stockholders shall have approved and adopted this Agreement and the Merger by a favorable vote of the requisite percentage of shares of outstanding capital stock of Rose Waste entitled to vote on this Agreement and the Merger by written consent, which complied in all respects with Rose Waste Certificate of Incorporation, Rose Waste's bylaws and other charter documents and all applicable law.

8.9  Legal Opinion. Rose Waste shall have received an opinion of Itec's counsel, The Otto Law Group, PLLC, in form reasonably satisfactory to Rose Waste and its counsel and dated as of the Closing Date. In rendering such opinion, The Otto Law Group, PLLC shall be entitled to rely upon representations of officers of Itec, Merger Sub and Rose Waste and in the Merger Agreements.

8.10 Mr. George Gitschel’s Employment Agreement. George Gitschel shall have executed an Employment Agreement which shall be agreeable to both Itec and Mr. Gitschel.

8.11 Pledge Agreement and Letter Agreement. George Gitschel and Itec shall have executed and delivered (a) the Pledge Agreement and (b) a Letter Agreement acceptable to them in their absolute discretion regarding Itec’s obligations (i) to maintain George Gitschel as a director and officer of Itec and the Surviving Corporation (ii) to support financially, operationally and administratively the Surviving Corporation as a separate entity, (iii) to permit Rose Waste to pay or distribute to George Gitschel as and when he elects Rose Waste cash equal to any unpaid profit of Rose Waste as of the Closing Date, and (iv) to permit Rose Waste to sell at cost to George Gitschel certain investments in other companies made by Rose Waste and not germane to its business (“Letter Agreement”).

8.12 Adoption of New Itec Option Plan. Itec shall have adopted the New Itec Option Plan which shall be agreeable to both Itec and Mr. Gitschel.

8.13 Due Diligence Review. Mr. George Gitschel shall be satisfied, in his sole and absolute discretion, with his due diligence review (including that of his professional advisors) of Itec including, but not limited to, their examination of the balance sheets, the patents licensed by Itec and the agreements relating thereto and the tax returns of Itec.

8.14 Executive Officer and Director Appointments. Mr. George Gitschel shall have been appointed the Vice President of Business Development and to the Board of Directors of Itec and the Surviving Corporation.

9.  CONDITIONS TO OBLIGATIONS OF ITEC. Itec's obligations to consummate the Merger and to take the other actions contemplated in this Agreement are subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions (any one or more of which may be individually waived by Itec, but only in a writing signed by Itec):

9.1  Accuracy of Representations and Warranties. The representations and warranties by Rose Waste set forth in Article 4 shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing (except for representations that are made as of a date certain), and Itec shall have received a certificate to such effect executed by the President and Secretary of Rose Waste on behalf of Rose Waste.

9.2  Covenants. Rose Waste shall have performed and complied in all material respects with all of the covenants contained in Article 6 at or prior to the Closing, and Itec shall have received a certificate to such effect executed by the President and Secretary of Rose Waste on behalf of Rose Waste.

9.3  Compliance with Law. There shall be no Order or threat of an Order, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

9.4  No Material Adverse Change. Rose Waste shall not have experienced any Material Adverse Change, other than to the extent that any such change is a result of the proposed Merger. Itec shall have received a certificate to such effect executed by the President and Secretary of Rose Waste on behalf of Rose Waste.

9.5  Government Consents. There shall have been obtained at or prior to the Closing such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

9.6  Third-Party Consents; Assignments. Itec shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or reasonably deemed necessary by Itec's legal counsel to provide for the continuation in full force and effect of any and all Material Contracts and leases of Rose Waste and for Itec to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Itec.

9.7  No Litigation. No litigation or Proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would be reasonably expected to have a Material Adverse Effect.

9.8  Termination of Rights. Any registration rights (other than those set forth in the Rights Agreement), rights of refusal, rights to any liquidation preference, or redemption rights of any Rose Waste Stockholder shall have been terminated or waived as of the Closing Date.

9.9  Due Diligence Review. Itec shall be satisfied, in its sole and absolute discretion, with its due diligence review (including that of its professional advisors) of Rose Waste.

9.10  Rose Waste Stockholder Approval. Itec shall have received a copy of a resolution, certified by the Secretary of Rose Waste, to the effect that Rose Waste's Stockholders have approved and adopted this Agreement and the Merger by a favorable vote of the requisite percentage of shares of outstanding capital stock of Rose Waste entitled to vote on this Agreement and the Merger by written consent, which vote complied in all respects with Rose Waste Certificate of Incorporation, Rose Waste's bylaws and other charter documents and all applicable law.

9.11  Purposely Left Blank

9.12  Rose Waste Stockholder's Questionnaires. Itec shall have received Rose Waste Stockholder's Questionnaires from holders of all of the then-outstanding Total Exchange Shares.

9.13  Legal Opinions. Itec shall have received an opinion of Rose Waste's counsel, Epstein, Englert, Staley & Coffey, Professional Corporation, reasonably satisfactory to Itec and its counsel dated as of the Closing Date. In rendering such opinions, Epstein, Englert, Staley & Coffey, Professional Corporation shall be entitled to rely upon representations of officers of Itec, Merger Sub and Rose Waste.

10.  TERMINATION OF AGREEMENT AND CONTINUING OBLIGATIONS

10.1  Right to Terminate.

(a)  Voluntary Termination. This Agreement may be terminated by Itec and/or Rose Waste and the Merger abandoned at any time prior to the Closing, whether before or after approval by Rose Waste Stockholders:

    (i)  by the mutual written consent of both parties;

    (ii)  by either party, if such party (including its stockholders) is not in material breach of any representation, warranty, covenant or agreement contained in this Agreement, and such other party is in material breach of any representation, warranty, covenant or agreement contained in this Agreement and such breaching party fails to cure such material breach within fifteen (15) days of written notice of such material breach from the non-breaching party;

    (iii)  by either party, if any of the conditions precedent to such party's obligations set forth in Article 8 (if Rose Waste) or Article 9 (if Itec) have not been fulfilled or waived at and as of the Closing; or

    (iv)  by either party, if there is a final nonappealable Order of a federal or state court in effect preventing consummation of the Merger, or if any statute, rule, regulation or Order is enacted, promulgated or issued or deemed applicable to the Merger by any governmental body that would make consummation of the Merger illegal.

(b)  Automatic Termination. Unless otherwise agreed by Itec and Rose Waste, this Agreement will automatically terminate if all conditions to the Closing have not been satisfied or waived on or before one hundred and fifty (150) days after the Effective Time; provided, however, that the right to terminate this Agreement under this Section 10.1 shall not be available to any party if such party (or its stockholders') breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

10.2  Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 10.1, such party shall deliver to the other party a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis of such termination. Termination of this Agreement will be effective upon the delivery of such notice.

10.3  Continuing Obligations. Following any termination of this Agreement pursuant to this Article 10, the parties to this Agreement will continue to be liable for breaches of this Agreement prior to such termination and will continue to perform their respective obligations under Sections 3.2, 6.10, 7.6 and 12.2. Except for the continuing obligations set forth in the preceding sentence, the parties to this Agreement will be without any further obligation or Liability upon any party in favor of the other party. However, nothing in this Section 10.3 will limit the obligations of each party to use its Best Efforts to cause the Merger to be consummated, as set forth in Sections 6.15 and 7.9.

10.4  Itec shall comply with the reporting requirements of Section 13 and 15(d) of the Exchange Act and shall comply with all other public information reporting requirements of the SEC (including Rule 144 promulgated by the Commission under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of any Exchange Shares. Itec shall also cooperate with each holder of any Exchange Shares in supplying such information as may be necessary for such holder to complete and file any information reporting forms presently or hereafter required by the SEC as a condition to the availability of a Rule 144 exemption from the Securities Act for the sale of any Exchange Shares.

10.5  Directors and Officers Indemnification. From and after the Effective Time, Itec and Surviving Corporation shall indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof, an officer or director of Rose Waste (collectively, the "D&O GROUP") to the same extent that such officer or director is indemnified by Rose Waste pursuant to Rose Waste's charter and by-laws, as in effect on the date hereof, for acts or omissions in such person's capacity as an officer or director of Rose Waste occurring on or prior to the Effective Time, provided that (i) the D&O Group may retain only one law firm to represent them with respect to any single action, which firm shall be reasonably satisfactory to Itec and Surviving Corporation, unless there is, under applicable standards of professional conduct, conflict on any significant issue between the positions of any two or more members of the D&O Group, (ii) Itec and Surviving Corporation shall pay the reasonable fees and expenses of such counsel and (iii) Itec and Surviving Corporation shall not be liable for any settlement effected without their written consent.

11. POST-CLOSING COVENANTS OF ITEC

11.1 Financing. Itec shall have received (i) no less than $3,000,000 pursuant to the offering of its securities, and (ii) the $2,000,000 loan from the CIWMB of the State of California (the “Financing”) within the one hundred and fifty (150) day period following the Effective Time provided for such in Section 11.2(iii). Itec shall use its reasonable best efforts to secure the Financing.

11.2 Rescission. In the event (i) of a Bankruptcy (defined below), (ii) the terms of George Gitschel’s Employment Agreement with Itec, the Pledge Agreement or the Letter Agreement are violated, or (iii) the Financing is not completed on or before one hundred and fifty (150) days after the Effective Time, George Gitschel shall have the right to return the Total Exchange Shares in exchange for all of the Rose Waste Common Stock as provided in the Pledge Agreement, thereby regaining control of Rose Waste.

(a) A “Bankruptcy” shall be deemed to have occurred if Itec, (i) is the subject of an order for relief under Title 11 of the United States Code, or any successor statute or other statute in any foreign jurisdiction having like import of effect, as such term is defined in the Act; (ii) is the subject of an entry of a decree or order for relief by a court of competent jurisdiction in any involuntary case brought against Itec under any bankruptcy, insolvency or other similar law generally affecting the rights of creditors and relief of debtors now or hereafter in effect (collectively, “Debtor Relief Laws”); (iii) is the subject of an appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for Itec or for any substantial part of its assets or property; (iv) is ordered to wind up or liquidate their affairs; (v) is the subject of the filing of a petition in any involuntary bankruptcy case, which petition remains not dismissed for a period of 180 days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (vi) commences a voluntary case under any applicable Debtor Relief Law now or hereafter in effect; (vii) consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or the taking or possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for such Person or for any substantial part of its assets or property; or (viii) makes any general assignment for the benefit of its creditors.

11.3 Plastic Material Purchased by Itec through Rose Waste. Any plastic material purchased by Itec through Rose Waste shall be recorded on the books of Rose Waste and a commission therefore shall be paid to Mr. Gitschel as provided in Mr. Gitschel’s Employment Agreement.

12. POST-CLOSING COVENANTS OF ROSE WASTE

12.1 Release of Rose Waste Common Stock to Itec. Upon receipt by Itec of the Financing, the Escrow Agent shall release the Rose Waste Common Stock to Itec, subject to and in accordance with the Pledge Agreement and all other terms and conditions of the Merger Agreements.

12.2 George Gitschel and Rose Waste shall use their reasonable best efforts in cooperating with Itec with regards to securing the Financing.

13.  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES

13.1  Survival of Representations. All representations, warranties, covenants and agreements of Itec and Merger Sub contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the termination of this Agreement or three (3) years after the Closing Date, whereupon such representations, warranties, covenants and agreements will expire (except for covenants that by their terms survive for a longer period). All representations, warranties, covenants and agreements of Rose Waste contained in this Agreement will remain operative and in full force and effect from the date of this Agreement until the earlier of the termination of this Agreement or three (3) years after the Closing Date, whereupon such representations, warranties, covenants and agreements will expire (except for provisions that by their terms survive for a longer period).

13.2  Agreement by Rose Waste and Rose Waste Stockholders to Indemnify. Subject to the limitations set forth in this Article 13, Rose Waste and each of Rose Waste Stockholders, severally but not jointly, hereby agree to indemnify and hold harmless Itec and its officers, directors, agents and employees, and each person, if any, who controls or may control Itec within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, reduced by any recovery under policies of insurance ("ROSE WASTE DAMAGES"):

(a)  arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Rose Waste or Rose Waste Stockholder in this Agreement or any agreement, certificate, document or instrument delivered by or on behalf of Rose Waste pursuant to this Agreement;

(b)  resulting from any failure of any Rose Waste Stockholder: (i) to have good, valid and marketable title to the issued and outstanding Rose Waste Common Stock held by such stockholder, free and clear of Encumbrances other than Permitted Encumbrances, or (ii) to have full right, capacity and authority to vote such Rose Waste Common Stock in favor of the Merger and the other transactions contemplated by the Certificate of Merger;

13.3  Agreement by Itec to Indemnify. Subject to the limitations set forth in this Article 11, Itec hereby indemnify and hold harmless Rose Waste and its officers, directors, agents and each of Rose Waste Stockholders and employees, and each person, if any, who controls or may control Rose Waste or any Rose Waste Stockholder within the meaning of the Securities Act from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees, reduced by any recovery under policies of insurance arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Itec or Merger Sub in this Agreement or any agreement certificate, document or instrument delivered by or on behalf of Itec or Merger Sub pursuant to this Agreement or in connection with the New Itec Option Plan (except for claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses related to the valid approval thereof) ("ITEC DAMAGES" and together with Rose Waste Damages, "DAMAGES").

13.4  No Additional Representations. Neither Rose Waste nor Itec or Merger Sub has made and is not making any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement or the other Merger Agreements other than the explicit representations, warranties, covenants and agreements set forth herein or therein. Each Indemnifying Party acknowledge and agrees that it will not assert, except pursuant to Article 11, any claim against Itec Merger Sub, Rose Waste or Rose Waste Stockholders or any of their respective partners, directors, officers, employees, agents, stockholders, consultants, representatives, controlling persons or an Affiliate of any of the foregoing, or any such persons liable for any inaccuracies, misstatements or omissions with respect to information furnished by such persons. Upon making any payment to an Indemnitee for any indemnification claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against other persons (other than another Indemnitee) with respect to the subject matter underlying such indemnification claim. Each party shall take all reasonable steps to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to any Damages with respect to which indemnification may be requested hereunder.

14.  MISCELLANEOUS

14.1  Entire Agreement. The Merger Agreements and the exhibits to this Agreement constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

14.2  Assignment; Binding Upon Successors and Assigns. No party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

14.3  No Third Party Beneficiaries. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner, employee or any party hereto or any other Person unless specifically provided otherwise herein (including without limitation Section 10.5 hereof), and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

14.4  Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and have been reviewed by each party hereto. Accordingly, no ambiguity in the language of this Agreement will be construed for or against either party.

14.5  Section Headings. A reference to a section, article or exhibit will mean a section in, article in or exhibit to this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement, which will be considered as a whole.

14.6  No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as explicitly specified herein, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Except as explicitly specified herein, no party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. Except as explicitly specified herein, no party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section 14.6.

14.7  Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

14.8  Amendment, Extension and Waivers. At any time prior to the Closing Date, Itec, Merger Sub and Rose Waste may, to the extent legally allowed: (a) extend the time for performance of any of the obligations of the other party; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any term or provision of this Agreement may be amended. Any agreement to any amendment, extension or waiver will be valid only if set forth in writing and signed by the party to be bound. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The Agreement may be amended by the parties hereto at any time before or after approval of Rose Waste Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of Rose Waste Stockholders without obtaining such further approval.

14.9  Severability. If any provision of this Agreement or its application will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties will replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

14.10  Governing Law. The validity of this Agreement the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties of this Agreement will be exclusively governed by and construed in accordance with the internal laws of the State of California, as applied to agreements entered into solely between residents of and to be performed entirely in the State of California, without reference to that body of law relating to conflicts of law or choice of law.

14.11  Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

14.12  Jurisdiction. The parties consent to the personal jurisdiction of and the venue in the state and federal courts within California.

14.13  Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in California conducted by a single arbitrator in accordance with the rules of the American Arbitration Association. The arbitrator may grant injunctions or other relief to the same extent as if this matter had been adjudicated by a court. The prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs. Notwithstanding the foregoing, any party may apply to any court having jurisdiction for an interim injunctive order to enforce the terms hereof prior to the initiation of any such arbitration proceeding.

14.14  Specific Performance. The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties shall be entitled to an injunction(s) to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction. This is in addition to any other remedy to which the parties are entitled at law or in equity.

14.15  Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

14.16  Notices. All notices, instructions and other communications required or permitted to be given under this Agreement or necessary or convenient in connection herewith must be in writing and shall be deemed given: (a) when personally served or when delivered by telex or facsimile; (b) one business day after deposit with an overnight courier service as shown by the records of such delivery service; (c) on the business day of transmission if such notice is sent by facsimile and the sender receives electronic confirmation of receipt by the recipient; or (d) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified or registered mail, postage prepaid, addressed as follows:

If to Itec:	Itec Environmental Group, Inc.
Attention: Gary De Laurentiis
P.O. Box 760
Riverbank, CA 95367
Fax Number: (209) 881-3529

with a copy to:	The Otto Law Group, PLLC
Attention: David M. Otto
900 Fourth Avenue, Suite 3140
Seattle, Washington 98164
Fax Number: (206) 262 - 9513

If to Rose Waste:	Rose Waste Systems, Inc.
Attention: George Gitschel
3 Violet Lane
San Carlos, CA 94070
Fax Number: (650) 596 - 5786

with a copy to:	Epstein, Englert, Staley & Coffey, P.C.
425 California Street, Seventeenth Floor
San Francisco, California 94104
Attention: Sam Coffey
Fax Number: 415-398-6938

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 14.16.

14.17  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of each of the parties reflected hereon as signatories.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ITEC:

ITEC ENVIRONMENTAL GROUP, INC.

/s/ Gary M. De Laurentiis

By: Gary M. De Laurentiis
Its: Chairman & CEO

MERGER SUB:

ITEC ACQUISITIONS, INC.

/s/ Gary M. De Laurentiis

By: Gary M. De Laurentiis
Its: Chairman & CEO

ROSE WASTE:

ROSE WASTE SYSTEMS, INC.

/s/ George Gitschel

By: George Gitschel
Its: Chief Executive Officer

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